Exhibit 99.1

Mercury General Corporation Announces Third Quarter Results and Increases Quarterly Dividend

LOS ANGELES, Nov. 3, 2014 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the third quarter of 2014:

Consolidated Highlights

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2014	2013	$	%	2014	2013	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$720,153	$704,895	$15,258	2.2	$2,143,605	$2,060,878	$82,727	4.0
Net income	$31,296	$39,570	$(8,274)	(20.9)	$198,905	$96,767	$102,138	105.6
Net income per diluted share	$0.57	$0.72	$(0.15)	(20.8)	$3.62	$1.76	$1.86	105.7
Operating income (1)	$44,354	$29,033	$15,321	52.8	$132,077	$101,417	$30,660	30.2
Operating income per diluted share (1)	$0.81	$0.53	$0.28	52.8	$2.40	$1.85	$0.55	29.7
Restructuring charges (2)	$0	$0	$0	NM	$0	$10,000	$(10,000)	NM
Catastrophe losses (3)	$1,000	$2,000	$(1,000)	(50.0)	$7,000	$16,000	$(9,000)	(56.3)
Combined ratio (4)	96.7%	99.2%	—	(2.5) pts	96.4%	98.6%	—	(2.2) pts
NM = not meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

(2)

In the first quarter of 2013, the Company consolidated its claims and underwriting operations located outside of California into hub locations in Florida, New Jersey, and Texas, which resulted in a net workforce reduction of approximately 135 employees and a $10 million expense. The amounts are rounded to the nearest million.

(3)

2014 catastrophe losses were primarily related to winter freeze events on the East Coast. 2013 catastrophe losses were primarily the result of tornadoes in Oklahoma and severe storms in the Midwest and the Southeast region. The amounts are rounded to the nearest million.

(4)

The Company experienced favorable development of approximately $2 million and unfavorable development of approximately $1 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended September 30, 2014 and 2013, respectively, and favorable development of approximately $10 million and  $2 million on prior accident years' losses and loss adjustment expenses reserves for the nine months ended September 30, 2014 and 2013, respectively. The year-to-date favorable development in 2014 is primarily from California personal auto lines of business partially offset by adverse development in other states.

Investment Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(000's except average annual yield)
Average invested assets at cost (1)	$3,237,993	$3,025,614	$3,185,457	$3,038,281
Net investment income (2)
Before income taxes	$32,564	$30,857	$93,656	$93,706
After income taxes	$28,677	$27,214	$83,227	$82,272
Average annual yield on investments - after income taxes (2)	3.5%	3.6%	3.5%	3.6%

(1)

Fixed maturities and short-term bonds at amortized cost and equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each respective period.

(2)

For the nine months ended September 30, 2014 and 2013, respectively, net investment income after taxes increased due to higher average investment balances in tax exempt securities. Net investment income before income taxes and average annual yield decreased slightly primarily due to the maturity and replacement of higher yielding investments purchased when market interest rates were higher, with lower yielding investments purchased during low interest rate environments.

The Board of Directors declared a quarterly dividend of $0.6175 per share. The dividend will be paid on December 26, 2014 to shareholders of record on December 12, 2014.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through November 10, 2014. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 14752870. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net premiums written	$720,153	$704,895	$2,143,605	$2,060,878

Revenues:
Net premium earned	$705,237	$678,913	$2,086,827	$2,017,295
Net investment income	32,564	30,857	93,656	93,706
Net realized investment (losses) gains	(20,089)	16,212	102,813	(7,153)
Other	2,275	2,685	6,666	7,539
Total revenues	$719,987	$728,667	$2,289,962	$2,111,387
Expenses:
Losses and loss adjustment expenses	492,525	492,558	1,452,171	1,446,524
Policy acquisition costs	131,090	126,891	393,964	377,006
Other operating expenses	58,545	54,087	166,341	166,165
Interest	707	338	1,900	864
Total expenses	$682,867	$673,874	$2,014,376	$1,990,559

Income before income taxes	37,120	54,793	275,586	120,828
Income tax expense	5,824	15,223	76,681	24,061
Net income	$31,296	$39,570	$198,905	$96,767

Basic average shares outstanding	55,002	54,959	54,986	54,941
Diluted average shares outstanding	55,014	54,973	54,995	54,957

Basic Per Share Data
Net income	$0.57	$0.72	$3.62	$1.76

Net realized investment (losses) gains, net of tax	$(0.24)	$0.19	$1.22	$(0.08)

Diluted Per Share Data
Net income	$0.57	$0.72	$3.62	$1.76

Net realized investment (losses) gains, net of tax	$(0.24)	$0.19	$1.22	$(0.08)

Operating Ratios-GAAP Basis
Loss ratio	69.8%	72.6%	69.6%	71.7%
Expense ratio	26.9%	26.7%	26.8%	26.9%
Combined ratio (a)	96.7%	99.2%	96.4%	98.6%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$720,153	$704,895	$2,143,605	$2,060,878
Change in net unearned premiums	(14,916)	(25,982)	(56,778)	(43,583)
Net premiums earned	$705,237	$678,913	$2,086,827	$2,017,295

Paid losses and loss adjustment expenses	$483,653	$488,985	$1,428,975	$1,471,639
Change in net loss and loss adjustment expense reserves	8,872	3,573	23,196	(25,115)
Incurred losses and loss adjustment expenses	$492,525	$492,558	$1,452,171	$1,446,524

(a)	Combined ratios for the three months ended September 30, 2013 do not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,509,057; $2,523,042)	$2,619,867	$2,560,653
Equity securities (cost $444,915; $223,933)	496,511	281,883
Short-term investments (cost $291,646; $315,886)	291,325	315,776
Total investments	3,407,703	3,158,312
Cash	279,681	266,508
Receivables:
Premiums	395,688	366,075
Accrued investment income	38,171	36,120
Other	22,212	23,029
Total receivables	456,071	425,224
Deferred policy acquisition costs	201,438	194,466
Fixed assets, net	160,134	156,716
Deferred income taxes	0	15,220
Goodwill	42,796	42,796
Other intangible assets, net	37,118	41,603
Other assets	24,065	14,336
Total assets	$4,609,006	$4,315,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and loss adjustment expenses	$1,062,913	$1,038,984
Unearned premiums	1,012,619	953,527
Notes payable	290,000	190,000
Accounts payable and accrued expenses	141,897	127,663
Current income taxes	7,792	11,856
Deferred income taxes	5,306	—
Other liabilities	163,839	170,665
Shareholders' equity	1,924,640	1,822,486
Total liabilities and shareholders' equity	$4,609,006	$4,315,181

OTHER INFORMATION
Common stock shares outstanding	55,021	54,975
Book value per share	$34.98	$33.15
Statutory surplus	$1.46 billion	$1.53 billion
Premiums written to surplus ratio	1.9	1.8
Debt to total capital ratio	13.1%	9.4%
Portfolio duration (including all short-term instruments)(a)(b)	2.7 years	3.6 years
Policies-in-force (company-wide "PIF")(a)
Personal Auto PIF	1,194	1,217
Homeowners PIF	475	465
Commercial Auto PIF	43	36

(a)	Unaudited.
(b)	Modified durations reflecting anticipated early calls.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	Total		Per diluted share		Total		Per diluted share
	2014	2013	2014	2013	2014	2013	2014	2013 (a)
(000's except per-share amounts)
Operating income	$44,354	$29,033	$0.81	$0.53	$132,077	$101,417	$2.40	$1.85
Net realized investment gains (losses), net of tax	(13,058)	10,537	(0.24)	0.19	66,828	(4,650)	1.22	(0.08)
Net income	$31,296	$39,570	$0.57	$0.72	$198,905	$96,767	$3.62	$1.76

(a)	Net income per diluted share does not sum due to rounding.

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Nine Months Ended September 30,
	2014	2013

Combined ratio-accident period basis	96.9%	98.7%
Effect of estimated prior periods' loss development	(0.5)%	(0.1)%
Combined ratio	96.4%	98.6%

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CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060